Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT
September 17, 2008	Tom Broughton 205-949-0302
Krista Conlin 205-251-2225
SERVISFIRST BANK HITS $1 BILLION IN ASSETS
Represents 2700% Growth in Three Years of Operation
BIRMINGHAM, AL — ServisFirst Bank announced that it has now exceeded $1 billion in assets with no brokered deposits — a record breaking pace unlike that of any other new bank in the United States. Additionally, on September 2 the company released that it sold $15 million of trust preferred securities to investors increasing the banks capital without the dilution of shareholder’s value.
The bank currently operates in Birmingham, Montgomery and Huntsville, Alabama.
Led by Birmingham banking veteran Tom Broughton, ServisFirst Bank opened in 2005 with $35 million in capital. ServisFirst’s current level in assets represents a growth rate of more than 2700% since the company’s inception only three years ago.
“From day one, we based our operations on a model proved out in the 1960s by the principal founder of Birmingham’s Compass Bancshares, Harry Brock, which grew into Alabama’s third-largest bank before it sold for more than $9 billion last year,” says Broughton. “We have a simple business formula — built on sound financials supported by financially strong investors supporting the banks growth and expansion.
Less than six months after opening in 2005, ServisFirst had topped $200 million in assets and became profitable. It took only a year and a half for the bank to top the $500 million mark, which grew to $700 million as the bank entered its third year in business in June 2007. By September of last year, that number had reached $775 million.
ABOUT SERVISFIRST:
ServisFirst is a full service bank focused on commercial banking, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. The bank offers sophisticated cash management products, internet banking, home mortgage lending, remote deposit express service and highly competitive rates.
ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, and opened ServisFirst Bank Montgomery in June 2007. More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com.
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